Columbia Europe Fund

77B Accountant's Report on Internal Control


[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072



                      Report of Independent Auditors

To the Shareholders and
Board of Trustees of Columbia Funds Trust VII

In planning and performing our audit of the financial statements of Columbia Europe Fund (formerly Liberty Newport Europe Fund), one of the portfolios constituting Columbia Funds Trust VII (formerly, Liberty Funds Trust VII)
(the "Trust"), for the year ended August 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the Trust's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of Columbia Funds Trust VII and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                            Ernst & Young LLP
Boston, Massachusetts
October 17, 2003


Columbia Newport Tiger Fund

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110-9862

                       Report of Independent Accountants


To the Trustees of Columbia Funds Trust VII and the
Shareholders of Columbia Newport Tiger Fund

In planning and performing our audit of the financial statements of Columbia Newport Tiger Fund (the "Fund") (formerly Liberty Newport Tiger Fund) (a series of Columbia Funds Trust VII) (formerly Liberty Funds Trust VII) for the year ended August 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
October 21, 2003

Columbia Newport Europe Fund

77I Terms of new or amended securities

     Effective February 10, 2003, a redemption fee of 2% of redemption proceeds was imposed on redemptions (including redemptions by exchange) of Class Z shares of the Fund that were owned for 60 days or less. The redemption fee will be deducted from your redemption proceeds and retained by the Fund to help cover the costs of short-term investments to the Fund and its long-term shareholders. The redemption fee will not apply to (i) shares purchased through reinvestment of dividends and distributions; (ii) shares redeemed by exchange into another fund distributed by Liberty Funds Distributor, Inc. that has a redemption fee; or (iii) shares held for any client of Fleet National Bank (Fleet) or one of its subsidiaries through a discretionary asset management arrangement with Fleet or the subsidiary. In the case of 401(k) plans, the redemption fee is applied at the participant level or, for plans that are unable to apply the redemption fee at the participant level, the plan level. The redemption fee will be applied assuming that shares held the longest are redeemed first. Shares purchased prior to February 10, 2003 are not subject to the redemption fee. The Fund, in its sole discretion, may temporarily waive the redemption fee for 401(k) plans that are in the process of liquidating their Fund investment or adding the Fund as an investment option.

     Effective February 10, 2003, the Fund added an additional risk to its Prospectuses under Principal Investment Risks:

     Market timers. Because the Fund invests predominantly in foreign securities, the Fund may be particularly susceptible to market timers. Market timers are short-term investors who buy shares of the Fund with the goal of selling the shares quickly for a profit. Market timers generally attempt to take advantage of the way the Fund prices its shares by trading based on market information they expect will lead to an increase in the Fund's NAV on the next pricing day. Market timing activity may be disruptive to fund management and, since a market timer's profits are effectively paid directly out of the Fund's assets, may negatively impact the investment returns of longer-term shareholders. Although the Fund attempts to discourage market timing activities, it may be unable to prevent all market timing.

     Effective February 10, 2003, a 2% sales charge will be applied to all purchases of Class A shares of the Fund in the amounts of $500,000 or more. Purchases over $1,000,000 will no longer be entitled to a full sales charge waiver. Class A shares will continue to be sold at net asset value to certain eligible individuals and plans noted in the Statement of Additional Information. All information contained in the prospectus relating to Class A share purchases of over $1,000,000, including applicable contingent deferred sales charges and payments to financial advisors, is hereby deleted.

     For Class A share purchases by participants in certain group retirement plans offered through a fee-based program, financial advisors receive a 1.00% commission from the distributor on all purchases of less than $3 million. For purchases of $3 million to less than $5 million, $5 million to less than $25 million and for $25 million or more, the financial advisors receive from the distributor a commission of 0.80%, 0.50% and 0.25%, respectively.

     In addition, also effective February 10, 2003, if you acquired Class A shares of the Fund by exchange from another fund, you will not be permitted to exchange those shares into another fund for 30 calendar days, although you may redeem those shares at any time. An exchange order received prior to the expiration of the 30-day period will not be honored.

77I Terms of new or amended securities

Columbia Newport Tiger Fund

     Effective February 10, 2003, the Fund added an additional risk to its Prospectuses under Principal Investment Risks:

     Market timers. Because the Fund invests predominantly in foreign securities, the Fund may be particularly susceptible to market timers. Market timers are short-term investors who buy shares of the Fund with the goal of selling the shares quickly for a profit. Market timers generally attempt to take advantage of the way the Fund prices its shares by trading based on market information they expect will lead to an increase in the Fund's NAV on the next pricing day. Market timing activity may be disruptive to fund management and, since a market timer's profits are effectively paid directly out of the Fund's assets, may negatively impact the investment returns of longer-term shareholders. Although the Fund attempts to discourage market timing activities, it may be unable to prevent all market timing.